For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Chief Financial Officer	Vice President
Chico’s FAS, Inc.	Investor and Community Relations
(239) 274-4105	Chico’s FAS, Inc.
(239) 274-4797
Chico’s FAS, Inc. Announces Record Third Quarter and Nine
Month Revenues and Earnings
•	Third quarter net income up 43.5% to a record $53 million

•	Revenues rose 31.7% to a record $1.029 billion for the nine months

•	Net income climbed 38.1% to a record $150 million for the nine months
     Fort Myers, FL - November 29, 2005 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the third quarter and nine months ended October 29, 2005.
     Net sales for the third quarter ended October 29, 2005, increased 33.0% to a record $359 million from $270 million for the third quarter ended October 30, 2004. Net income rose 43.5% to $53 million, or $0.29 a diluted share, compared to net income of $37 million, or $0.21 a diluted share (as adjusted for the 2 for 1 stock split in February 2005) in the prior year’s third quarter. Comparable store sales for the Company-owned stores increased 16.0% for the thirteen-week period ended October 29, 2005 compared to the same thirteen-week period last year.
     For the nine months ended October 29, 2005, net sales increased 31.7% to a record $1.029 billion from $781 million for the prior year’s nine months ended October 30, 2004. Net income rose 38.1% to $150 million, or $0.82 a diluted share, compared to net income of $108 million, or $0.60 a diluted share (as adjusted for the 2 for 1 stock split in February 2005) in the prior period. Comparable store sales for the Company-owned stores increased 14.2% for the thirty-nine week period compared to the same thirty-nine week period last year.
     Scott A. Edmonds, Chico’s President and CEO, commented, “The third quarter’s operating margin of 22.9% is our best operating margin since going public in 1993. This record-setting operating margin is largely a result of our outstanding merchandise offerings and from our merchants’ commitment to improving average retail price points and initial markups, each of which also contributed to our third quarter double digit same store sales. As we separately reported, the third quarter’s double digit same store sales trends have continued into the first month of our fourth quarter with a 11.8% same store sales increase for November.”
     Mr. Edmonds continued, “Given the momentum of the White House | Black Market brand and upcoming real estate opportunities, we feel it is prudent to accelerate this brand’s store opening program for fiscal 2006 by increasing our original planned growth by an additional 20 new stores. The partnership between the White House | Black Market merchandising teams and the Chico’s operations teams has worked better and quicker than expected and we are delighted to be able to leverage these results by adding these additional stores to our planned openings. This will bring the Company’s fiscal 2006 new store plan to approximately 150 net new stores, with the breakdown by brand being approximately 70 White House | Black Market stores, 60 Chico’s stores, and 20 Soma by Chico’s stores.”
     The Company is a specialty retailer of private label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 757 women’s specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma by Chico’s names. The Company owns 498 Chico’s front-line stores, 29 Chico’s outlet stores, 196 White House | Black Market front-line stores, 6 White House | Black Market outlet stores and 15 Soma by Chico’s stores; franchisees own and operate 13 Chico’s stores.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	October 29,	January 29,
	2005	2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$18,121	$14,426
Marketable securities, at market	382,160	251,199
Receivables	9,634	5,106
Inventories	101,531	73,223
Prepaid expenses	12,935	9,429
Deferred taxes	16,149	11,184

Total Current Assets	540,530	364,567

Property and Equipment:
Land and land improvements	7,078	6,055
Building and building improvements	33,087	29,286
Equipment, furniture and fixtures	178,210	140,360
Leasehold improvements	201,141	166,096

Total Property and Equipment	419,516	341,797
Less accumulated depreciation and amortization	(119,577)	(93,834)

Property and Equipment, Net	299,939	247,963

Other Assets:
Goodwill	61,796	61,796
Other intangible assets	34,064	34,042
Other assets, net	19,383	7,361

Total Other Assets	115,243	103,199

	$955,712	$715,729

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$67,519	$36,725
Accrued liabilities	83,000	58,258
Current portion of deferred liabilities	524	332

Total Current Liabilities	151,043	95,315

Noncurrent Liabilities:
Deferred liabilities	60,878	47,149
Deferred taxes	2,010	12,397

Total Noncurrent Liabilities	62,888	59,546

Stockholders’ Equity:
Common stock	1,810	1,790
Additional paid-in capital	183,152	147,652
Unearned compensation	(4,143)	—
Retained earnings	561,077	411,556
Accumulated other comprehensive loss	(115)	(130)

Total Stockholders’ Equity	741,781	560,868

	$955,712	$715,729

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirty-Nine Weeks Ended				Thirteen Weeks Ended
	October 29, 2005		October 30, 2004		October 29, 2005		October 30, 2004
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales by Chico’s/Soma stores	$816,672	79.4	$658,472	84.3	$277,601	77.4	$226,129	83.8
Net sales by White House / Black Market stores	179,545	17.4	97,117	12.4	68,450	19.1	34,292	12.7
Net sales by catalog & Internet	24,526	2.4	19,402	2.5	9,534	2.6	6,991	2.6
Net sales to franchisees	8,102	0.8	6,340	0.8	3,080	0.9	2,361	0.9

Net sales	1,028,845	100.0	781,331	100.0	358,665	100.0	269,773	100.0
Cost of goods sold	394,935	38.4	296,605	38.0	133,308	37.2	101,568	37.7

Gross profit	633,910	61.6	484,726	62.0	225,357	62.8	168,205	62.3
General, administrative and store operating expenses	371,041	36.1	290,775	37.2	131,711	36.7	101,976	37.8
Depreciation and amortization	31,192	3.0	20,748	2.6	11,339	3.2	7,047	2.6

Income from operations	231,677	22.5	173,203	22.2	82,307	22.9	59,182	21.9
Interest income, net	5,658	0.5	1,373	0.2	2,154	0.6	620	0.2

Income before taxes	237,335	23.0	174,576	22.4	84,461	23.5	59,802	22.1
Income tax provision	87,814	8.5	66,338	8.5	31,251	8.7	22,725	8.4

Net income	$149,521	14.5	$108,238	13.9	$53,210	14.8	$37,077	13.7

Per share data:
Net income per common share—basic(1)	$0.83		$0.61		$0.29		$0.21

Net income per common & common equivalent share—diluted(1)	$0.82		$0.60		$0.29		$0.21

Weighted average common shares outstanding—basic(1)	180,218		178,079		180,639		178,722

Weighted average common & common equivalent shares outstanding—diluted(1)	182,115		180,044		182,556		180,238

(1) Prior year amounts restated to give effect to the 2 for 1 stock split in February 2005